EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-71044, 333-145116, 333-113426, Post-Effective Amendment No. 1 to 333-113426 and 333-169015 on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Graham Corporation and subsidiaries, and the effectiveness of Graham Corporation’s internal control over financial reporting dated June 2, 2015, appearing in this Annual Report on Form 10-K of Graham Corporation for the year ended March 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Rochester, New York

June 2, 2015